FOR RELEASE: Tuesday, January 31, 2023 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2022 was $1.2 million, or $0.58 per basic and $0.56 per diluted share, compared to $2.1 million, or $1.04 per basic and $0.98 per diluted share for the same period in 2021. Net income for the year ended December 31, 2022 was $7.9 million, or $3.85 per basic and $3.65 per diluted share, compared to $6.4 million, or $3.21 per basic and $3.06 per diluted share for the same period in 2021.

Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present the final earnings release of 2022. We have experienced a 43.0% growth in total assets at year-end when compared to December 31, 2021. This significant increase in assets is partially the result of an unusually high amount of loans in the held for sale category on our balance sheet at year end. As we work to reduce this category during the initial periods of 2023, our asset structure will realign to growth that is more moderate. As a result, our capital ratios will improve accordingly. As we concluded 2022, the increase in rates by the Federal Reserve Bank had reduced available liquidity. This action also brought the prior reduction in funding costs to a halt and subsequently is expected to have the reverse effect going forward. I am, also, very pleased to report that our net income for the year ended December 31, 2022, increased 22.8% over the comparable period of one year ago amounting to $7.9 million. These results were driven by an increase in net interest income after provision for loan losses and more significantly from an increase in noninterest income.”

Mr. Strong added, “Our asset performance continued to be positive with our non-performing assets as a percent of total assets at 0.30% at December 31, 2022. Additionally, our Texas ratio calculation ended the year at 3.93%. One final note on the SBA PPP program, of the $183.2 million in funding that the Bank originated, only four accounts remain for a total of $214,000 to undergo forgiveness. They have all been submitted for the forgiveness process at this time.”

Mr. Strong continued, “During 2022, we have initiated our ability to provide “Banking as a Service (BaaS)” to other banks in the form of correspondent banking services. This strategy is intended to increase our funding sources with low cost deposits. It will also enhance our ability to generate additional non-interest income through transaction fees. As cost of funding increases on core deposits, as mentioned above, this endeavor is targeted to minimized rising funding costs.”

Mr. Strong commented, “Our capital ratios require improvement to realign with the continued growth the Company has experienced. Steps to accomplish this include the addition of capital which began in 2022 and will continue through 2023. The Company is considering various opportunities and direction to accomplish this end. The ongoing goal is to maintain a well-capitalized status and better control our overall asset growth.”

Mr. Strong concluded, “The Company has repurchased an additional 2,147 shares during the twelve months ended December 31, 2022. To date we have repurchased over 40% of the original shares issued in our initial public offering. As recently announced, the Company declared a quarterly cash dividend of $0.13 per share on the common stock of the Company payable on February 6, 2023, to the shareholders of record at the close of business on January 23, 2023. Additionally, stockholders’ equity increased year over year ending December 31, 2022, by over $12.2 million, or approximately 33.0%. As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has since the start of the COVID-19 pandemic, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation. Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law. The Economic Aid Act opened a new PPP loan period for first loans and implemented a second loan draw for certain PPP borrowers, each through May 31, 2021. Under the first round, the Company funded 854 PPP loans totaling $95.1 million. As of December 31, 2022, all of these first round PPP loans were forgiven under the SBA forgiveness program. Under the second round of PPP the Company funded 985 PPP loans totaling $88.4 million. As of December 31, 2022, 981 of the second round PPP loans totaling $88.2 million have been forgiven under the SBA forgiveness program.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. The financial results that follow include Quaint Oak Bank’s investment in Oakmont. Quaint Oak Bank reflects the 49% interest it does not hold in Oakmont in its consolidated financial statements as noncontrolling interest.

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $1.2 million for the three months ended December 31, 2022, a decrease of $870,000, or 41.9%, compared to net income of $2.1 million for the three months ended December 31, 2021. The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $1.1 million, a decrease in non-interest income of $526,000, and a decrease in net interest income of $470,000, partially offset by a decrease in net income attributable to noncontrolling interest of $509,000, a decrease in the provision for loan losses of $400,000, and a decrease in the provision for income taxes of $279,000.

The $470,000, or 7.6%, decrease in net interest income for the three months ended December 31, 2022 over the comparable period in 2021 was driven by a $3.0 million, or 302.4%, increase in interest expense, partially offset by a $2.6 million, or 35.6%, increase in interest income. The increase in interest income was primarily due to a $207.2 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $504.7 million for the three months ended December 31, 2021 to an average balance of $711.9 million for the three months ended December 31, 2022, and had the effect of increasing interest income $2.9 million, partially offset by a 26 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.66% for the three months ended December 31, 2021 to 5.40% for the three months ended December 31, 2022, and had the effect of decreasing interest income $465,000.

The $3.0 million, or 302.4%, increase in interest expense for the three months ended December 31, 2022 over the comparable period in 2021 was primarily attributable to a 251 basis point increase in the rate on average money market accounts, which increased from 0.52% for the three months ended December 31, 2021 to 3.03% for the three months ended December 31, 2022, and had the effect of increasing interest expense by $1.7 million. Also contributing to the increase in money market interest expense was a $79.4 million increase in average money market accounts which increased from $195.9 million for the three months ended December 31, 2021 to an average balance of $275.3 million for the three months ended December 31, 2022, and had the effect of increasing interest expense by $104,000. Both the increase in money market average balance and rate was impacted by a $150.0 million deposit in May, 2022 through a deposit placement agreement with a third party bank. Also contributing to the increase in interest expense was a 364 basis point increase in the average rate of FHLB short-term borrowings which increased from 0.29% for the three months ended December 31, 2021 to 3.93% for the three months ended December 31, 2022, and had the effect of increasing interest expense by $561,000. Also contributing to the increase in interest expense was a 62 basis point increase in average rate of certificates of desposit, which increased from 0.99% for the three months ended December 31, 2021 to 1.61% for the three months ended December 31, 2022, and had the effect of increasing interest expense by $292,000. Also contributing to the increase in interest expense was a $47.9 million increase in average FHLB long-term borrowings which increased from an average balance of $23.8 million for the three months ended December 31, 2021 to an average balance of $71.7 million for the three months ended December 31, 2022, and had the effect of increasing interest expense by $253,000. The average interest rate spread decreased from 4.46% for the three months ended December 31, 2021 to 2.69% for the three months ended December 31, 2022 while the net interest margin decreased from 4.63% for the three months ended December 31, 2021 to 3.14% for the three months ended December 31, 2022.

The $400,000, or 42.5%, decrease in the provision for loan losses for the three months ended December 31, 2022 over the three months ended December 31, 2021 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at December 31, 2022.

The $526,000 million, or 12.8%, decrease in non-interest income for the three months ended December 31, 2022 over the comparable period in 2021 was primarily attributable to a $1.3 million, or 53.3%, decrease in net gain on loans held for sale, and a $426,000, or 83.4%, decrease in gain on sale of SBA loans. These decreases were partially offset by a $765,000, or 513.4%, increase in loan servicing income, a $227,000, or 515.9%, increase in other fees and service charges, a $73,000, or 100.0%, increase in gain on the sale and write-downs of other real-estate owned, a $58,000, or 214.8%, increase in real estate commissions, net, a $50,000, or 36.8%, increase in insurance commissions, and a $40,000, or 4.8%, increase in mortgage banking, equipment lending, and title abstract fees.

The $1.1 million, or 17.4%, increase in non-interest expense for the three months ended December 31, 2022 over the comparable period in 2021 was primarily due to a $721,000, or 15.7%, increase in salaries and employee benefits expense, a $299,000, or 72.4%, increase in other expense, a $94,000, or 85.5%, increase in FDIC deposit insurance assessment, a $63,000, or 13.2%, increase in occupancy and equipment expense, a $23,000, or 164.3%, increase in advertising expense, and a $10,000, or 15.2%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits expense is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the three months ended December 31, 2022 also contributed to the increases in occupancy and equipment expense, professional fees, advertising expense, and other expense. The increase in non-interest expense was partially offset by a $92,000, or 53.8%, decrease in professional fees, and a $70,000, or 26.9%, decrease in data processing expense.

The provision for income tax decreased $279,000, or 34.8%, from $802,000 for the three months ended December 31, 2021 to $523,000 for the three months ended December 31, 2022 due primarily to the decrease in pre-tax income.

Comparison of Year-End Operating Results

Net income amounted to $7.9 million for the year ended December 31, 2022, an increase of $1.5 million, or 22.8%, compared to net income of $6.4 million for the year ended December 31, 2021. The increase in net income on a comparative year-end basis was primarily the result of an increase in non-interest income of $7.4 million, and an increase in net interest income of $3.1 million, partially offset by an increase in non-interest expense of $6.2 million, an increase in net income attributable to noncontrolling interest of $2.0 million, an increase in the provision for income taxes of $562,000, and an increase in the provision for loan losses of $274,000.

The $3.1 million, or 14.9%, increase in net interest income for the year ended December 31, 2022 over the comparable period in 2021 was driven by a $7.5 million, or 29.8%, increase in interest income, partially offset by a $4.4 million, or 100.6%, increase in interest expense. The increase in interest income was primarily due to a $142.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $483.7 million for the year ended December 31, 2021 to an average balance of $626.0 million for the year ended December 31, 2022, and had the effect of increasing interest income $7.2 million. Also contributing to the increase in interest income was a 104 basis point increase in the yield on average due from banks – interest earning, which increased from 0.12% for the year ended December 31, 2021 to 1.16% for the year ended December 31, 2022, and had the effect of increasing interest income $258,000. Contributing to the increase in average balance of loans receivable, net was the purchase of a $55.5 million commercial real estate loan portfolio by the Bank’s wholly-owned subsidiary, Oakmont Commercial, LLC, in April, 2022.

The $4.4 million, or 100.6%, increase in interest expense was primarily attributable to a 91 basis point increase in the rate on average money market accounts, which increased from 0.60% for the year ended December 31, 2021 to 1.51% for the year ended December 31, 2022, and had the effect of increasing interest expense by $2.4 million. Also contributing to the increase in interest expense was an $85.8 million increase in average money market accounts which increased from an average balance of $174.1 million for the year ended December 31, 2021 to an average balance of $259.9 million for the year ended December 31, 2022, and had the effect of increasing interest expense by $515,000. The increase in money market average balance was impacted by a $150.0 million deposit in May, 2022 through a deposit placement agreement with a third party bank. Also contributing to the increase in interest expense is a $40.2 million increase in average FHLB long-term borrowings which increased from $25.6 million for the year ended December 31, 2021 to $65.8 million for the year ended December 31, 2022, and had the effect of increasing interest expense by $810,000. Also contributing to the increase in interest expense is a 204 basis point increase in the rate on FHLB short-term borrowings, which increased from 0.30% for the year ended December 31, 2021 to 2.34% for the year ended December 31, 2022 and had the effect of increasing interest expense by $643,000. The average interest rate spread decreased from 3.74% for the year ended December 31, 2021 to 3.30% for the year ended December 31, 2022, while the net interest margin decreased from 3.93% for the year ended December 31, 2021 to 3.56% for the year ended December 31, 2022.

The $274,000, or 12.4%, increase in the provision for loan losses for the year ended December 31, 2022 over the year ended December 31, 2021 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at December 31, 2022.

The $7.4 million, or 62.0%, increase in non-interest income for the year ended December 31, 2022 over the comparable period in 2021 was primarily attributable to a $5.6 million, or 81.7%, increase in net gain on loans held for sale, a $1.7 million, or 1,153.7%, increase in loan servicing income, a $604,000, or 24.2%, increase in mortgage banking, equipment lending, and title abstract fees, a $395,000, or 154.9%, increase in other fees and service charges, a $128,000, or 75.3%, increase in real estate commissions, net, and an $84,000, or 16.5%, increase in insurance commissions. The increase in net gain on loans held for sale was primarily due to the sale of $363.4 million of equipment loans during the year ended December 31, 2022. These increases were partially offset by an $837,000, or 73.0%, decrease in gain on sale of SBA loans, and a $362,000, or 100.0%, decrease in gain on sale of investment securities available for sale.

The $6.2 million, or 29.3%, increase in non-interest expense for the year ended December 31, 2022 over the comparable period in 2021 was primarily due to a $4.6 million, or 29.6%, increase in salaries and employee benefits expense, an $835,000, or 60.2%, increase in other expense, a $327,000, or 98.8%, increase in FDIC deposit insurance assessment, a $283,000, or 17.5%, increase in occupancy and equipment expense, a $217,000, or 61.8%, increase in advertising expense, an $89,000, or 13.5%, increase in professional fees, and a $34,000, or 13.5%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the year ended December 31, 2022 also contributed to the increases in occupancy and equipment expense, professional fees, advertising expense, and other expense. The increase in other expense was also impacted by Oakmont’s bad debt expense and repossession expense. The increase in non-interest expense was partially offset by a $211,000, or 23.4%, decrease in data processing expense.

The provision for income tax increased $562,000, or 22.6%, from $2.5 million for the year ended December 31, 2021 to $3.1 million for the year ended December 31, 2022 due primarily to the increase in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at December 31, 2022 were $792.4 million, an increase of $238.3 million, or 43.0%, from $554.1 million at December 31, 2021. This growth in total assets was primarily due to a $217.9 million, or 53.9%, increase in loans receivable, net, and a $25.4 million, or 23.6%, increase in loans held for sale. The largest increases within the loan portfolio occurred in commercial real estate loans which increased $149.7 million, or 81.5%, commercial business loans which increased $29.5 million, or 22.7%, multi-family residential loans which increased $17.6 million, or 59.9%, construction loans which increased $13.1 million, or 82.7%, and one-to-four family owner occupied loans which increased $8.3 million, or 84.8%, Contributing to the increase in commercial real estate loans was the purchase of a $55.5 million loan portfolio by the Bank’s wholly-owned subsidiary, Oakmont Commercial, LLC, in April, 2022.

Loans held for sale increased $25.4 million, or 23.6%, from $107.8 million at December 31, 2021 to $133.2 million at December 31, 2022 as the Bank originated $403.3 million in equipment loans held for sale and sold $343.9 million of equipment loans during the year ended December 31, 2022. Partially offsetting the increase in loans held for sale is $19.5 million of loan amortization and prepayments. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $118.4 million of one-to-four family residential loans during the year ended December 31, 2022 and sold $132.9 million of loans in the secondary market during this same period.

Total deposits increased $102.1 million, or 22.8%, to $549.3 million at December 31, 2022 from $447.2 million at December 31, 2021. This increase in deposits was primarily attributable to an increase of $60.3 million, or 30.0%, in money market accounts, an increase of $24.0 million, or 37.1%, in non-interest bearing checking accounts, and an increase of $18.0 million, or 10.0%, in certificates of deposit. The increase in total deposits was partially offset by a $234,000, or 12.8%, decrease in savings accounts and a $7,000, or 67.6%, decrease in passbook accounts. The increase in money market accounts was primarily due to a $150.0 million deposit in May, 2022 through a deposit placement agreement with a third party bank.

Total Federal Home Loan Bank (FHLB) borrowings increased $110.0 million, or 223.7%, to $159.2 million at December 31, 2022 from $49.2 million at December 31, 2021. During the year ended December 31, 2022, the Company borrowed $197.5 million of FHLB short-term borrowings and $80.0 million of FHLB long-term borrowings and paid down $131.3 million of FHLB short-term borrowings and $36.2 million of FHLB long-term borrowings. Federal Reserve Bank (FRB) borrowings increased $3.1 million, or 79.7%, to $7.0 million at December 31, 2022 from $3.9 million at December 31, 2021 as the Company paid off $3.9 million of first round PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF) and borrowed $7.0 million from the FRB discount window. The Company did not utilize the FRB’s PPPLF to fund second round PPP loans. Other borrowings increased to $5.5 million at December 31, 2022 from none at December 31, 2021.

       Total stockholders’ equity increased $12.2 million, or 33.0%, to $49.1 million at December 31, 2022 from $36.9 million at December 31, 2021. Contributing to the increase was net income for the year ended December 31, 2022 of $7.9 million, net income attributable to noncontrolling interest of $2.4 million, issuance of treasury stock for capital raise of $2.4 million, common stock earned by participants in the employee stock ownership plan of $343,000, the reissuance of treasury stock for exercised stock options of $262,000, amortization of stock awards and options under our stock compensation plans of $168,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $100,000. These increases were partially offset by dividends paid of $1.0 million, noncontrolling interest distribution of $279,000, the purchase of treasury stock of $49,000, and other comprehensive loss, net of $47,000.

Non-performing loans at December 31, 2022 consisted of three loans on non-accrual status in the aggregate amount of $2.4 million. The non-performing loans at December 31, 2022 are generally well-collateralized or adequately reserved for. The allowance for loan losses as a percent of total loans receivable, net was 1.22% at December 31, 2022 and 1.30% at December 31, 2021. Non-performing assets amounted to $2.4 million, or 0.30% of total assets at December 31, 2022 compared to $9,000 at December 31, 2021.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At December 31,	At December 31,
	2022	2021
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$ 3,893	$ 10,705
Investment in interest-earning time deposits	3,833	7,924
Investment securities available for sale at fair value	2,970	4,033
Loans held for sale	133,222	107,823
Loans receivable, net of allowance for loan losses (2022: $7,678; 2021: $5,262)	621,864	403,966
Accrued interest receivable	3,462	3,139
Investment in Federal Home Loan Bank stock, at cost	6,601	2,178
Bank-owned life insurance	4,226	4,137
Premises and equipment, net	2,775	2,653
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	174	222
Prepaid expenses and other assets	6,757	4,762
Total Assets	$ 792,350	$ 554,115

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$ 88,728	$ 64,731
Interest-bearing	460,520	382,435
Total deposits	549,248	447,166
Federal Home Loan Bank short-term borrowings	92,200	26,000
Federal Home Loan Bank long-term borrowings	67,022	23,193
Federal Reserve Bank borrowings	7,000	3,895
Other short-term borrowings	5,489	-
Subordinated debt	7,966	7,933
Accrued interest payable	584	174
Advances from borrowers for taxes and insurance	4,186	2,856
Accrued expenses and other liabilities	9,573	5,989
Total Liabilities	743,268	517,206
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	44,793	34,789
Noncontrolling Interest	4,289	2,120
Total Stockholders’ Equity	49,082	36,909
Total Liabilities and Stockholders’ Equity	$792,350	$554,115

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Interest Income
Interest on loans, including fees	$9,610	$7,144	$31,781	$24,592
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	179	76	685	403
Total Interest Income	9,789	7,220	32,466	24,995

Interest Expense
Interest on deposits	2,844	693	6,043	3,063
Interest on Federal Home Loan Bank short-term borrowings	604	17	737	31
Interest on Federal Home Loan Bank long-term borrowings	397	126	1,355	518
Interest on Federal Reserve Bank borrowings	11	4	15	81
Interest on subordinated debt	130	130	520	520
Interest on other short-term borrowings	58	35	107	162
Total Interest Expense	4,044	1,005	8,777	4,375

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Net Interest Income	$5,745	$6,215	$23,689	$20,620
Provision for Loan Losses	542	942	2,475	2,201
Net Interest Income after Provision for Loan Losses	5,203	5,273	21,214	18,419

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	882	842	3,103	2,499
Real estate sales commissions, net	85	27	298	170
Insurance commissions	186	136	593	509
Other fees and services charges	271	44	650	255
Net loan servicing income	914	149	1,868	149
Income from bank-owned life insurance	23	22	89	83
Net gain on loans held for sale	1,151	2,465	12,500	6,881
Net loss and write-downs on sales of other real estate owned	-	(73)	-	(73)
Gain on the sale of SBA loans	85	511	310	1,147
Gain on the sale of investment securities available for sale	-	-	-	362
Total Non-Interest Income	3,597	4,123	19,411	11,982

Non-Interest Expense
Salaries and employee benefits	5,320	4,599	20,137	15,538
Directors' fees and expenses	76	66	286	252
Occupancy and equipment	541	478	1,904	1,621
Data processing	190	260	690	901
Professional fees	79	171	748	659
FDIC deposit insurance assessment	204	110	658	331
Other real estate owned expenses	-	(14)	-	-
Advertising	37	14	568	351
Amortization of other intangible	12	12	48	48
Other	712	413	2,221	1,386
Total Non-Interest Expense	7,171	6,109	27,260	21,087
Income before Income Taxes	$1,629	$3,287	$13,365	$9,314
Income Taxes	523	802	3,054	2,492
Net Income	$1,106	$2,485	$10,311	$6,822
Net (Loss) Income Attributable to Noncontrolling Interest	$(103)	$406	$2,448	$418
Net Income Attributable to Quaint Oak Bancorp, Inc.	$1,209	$2,079	$7,863	$6,404

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.58	$1.04	$3.85	$3.21
Average shares outstanding – basic	2,068,221	2,007,730	2,042,740	1,995,468
Earnings per share – diluted	$0.56	$0.98	$3.65	$3.06
Average shares outstanding - diluted	2,174,280	2,115,098	2,152,889	2,093,108
Book value per share, end of period	$20.66	$17.30	$20.66	$17.30
Shares outstanding, end of period	2,167,613	2,011,313	2,167,613	2,011,313

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.35%	5.38%	4.88%	4.77%
Average rate on interest-bearing liabilities	2.66%	0.92%	1.58%	1.03%
Average interest rate spread	2.69%	4.46%	3.30%	3.74%
Net interest margin	3.14%	4.63%	3.56%	3.93%
Average interest-earning assets to average interest-bearing liabilities	120.39%	123.26%	119.85%	123.99%
Efficiency ratio	76.76%	65.01%	63.25%	69.36%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.38%	n/m*	0.38%	n/m*
Non-performing assets as a percent of total assets	0.30%	n/m*	0.30%	n/m*
Allowance for loan losses as a percent of non-performing loans	325.88%	n/m*	325.88%	n/m*
Allowance for loan losses as a percent of total loans receivable, net	1.22%	1.30%	1.22%	1.30%
Texas Ratio (2)	3.93%	0.02%	3.93%	0.02%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

* n/m – not meaningful

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059